Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

FLO Corporation

Chantilly, Virginia

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the FLO Corporation 2007 Equity Incentive Plan of our report dated October 5, 2007, relating to the financial statements, appearing in the Company’s Registration Statement on Form 10-SB.

/s/ BDO Seidman, LLP

Seattle, Washington

January 31, 2008